Exhibit 10.3

TELEMARKETING SERVICES AGREEMENT

             THIS TELEMARKETING SERVICES AGREEMENT is made this 25th day of April 2002, to be effective on May 1, 2002, and is by and between RMH Teleservices, Inc. , a Pennsylvania corporation hereinafter referred to as “RMH”), AND J. C. PENNEY LIFE INSURANCE COMPANY, a Texas corporation (hereinafter referred to as “COMPANY”).

RECITALS

             WHEREAS, RMH specializes in the design and implementation of insurance telemarketing programs and has been requested by COMPANY to market, via telemarketing, certain COMPANY insurance products (which, at COMPANY’s option, may include the insurance products of one of COMPANY’s affiliates) and noninsurance products marketed through one of COMPANY’S affiliates as specified herein or as subsequently added to this Agreement; and

             WHEREAS, COMPANY, or one of its affiliates, shall be the underwriting carrier for the insurance programs to be governed by this Agreement and wishes to use telemarketing as part of its marketing efforts in the United States and Canada; and

             WHEREAS, the parties wish to reduce to writing the respective duties and responsibilities of RMH and COMPANY in the implementation of the telemarketing programs described herein.

WITNESSETH

             NOW, THEREFORE, the parties, in consideration of the mutual promises, covenants, and terms set forth herein, as follows:

ARTICLE I – DEFINITIONS

a)	Campaign means an identifiable marketing effort with a distinct combination of client, product and specific time period for completion, as identified by the COMPANY prior to the commencement of said Campaign.

b)	COMPANY means J. C. Penney Life Insurance Company.

c)

Contact means a telephone connection with a Decision Maker (defined below) whose name has been provided by COMPANY to RMH on a marketing list that results in a sale or an attempt to make a sale, including, but not limited to, a consumer “request for information”, requests for “do not call/solicit” or a “not interested” response. The following shall not be considered to be Contacts: any “requests to call back” or “answering machines”. The COMPANY shall make the final determination as to whether a call shall be considered to be a Contact for purposes of this Agreement

d)	Decision Maker means a consumer who is authorized to make a purchase decision in accordance with the COMPANY’s eligibility rules including, but not limited to, a credit cardholder or co-cardholder (if a business partner is permitted under the COMPANY’s eligibility rules); mortgageholder or co-mortgageholder (if a business partner is permitted under the COMPANY’s eligibility rules); and the spouse of cardholder or mortgageholder.

e)	Effective Date means March 1, 2002.

f)	JCP Files means files provided by COMPANY which are applicable to the J. C. Penney Corporation, Inc. account.

g)	LSA means a sales agent who is employed by RMH and who is licensed and appointed by COMPANY (or one of its affiliates) in the jurisdiction in which the call is made and placed.

h)	Modified Two Tier means a telemarketing sales call marketing an insurance product during which a nonlicensed TSR presents the purpose of the call to prospective customer and, upon determining that a prospective customer is interested in continuing the call, then transfers the call to an LSA who presents the specific benefits and features of a product and enrolls the Decision Maker. The role of the respective TSR and LSA during a given Contact shall be fully outlined in the applicable COMPANY approved telemarketing script.

i)	Names means the names, addresses and telephone numbers of COMPANY’s potential insureds or customers.
j)	NonJCP Files means files provided by COMPANY to RMH which are not applicable to the J. C. Penney Corporation, Inc. account.

k)	Penetration means the percentage of Names contacted by RMH from a list of Names provided to it by COMPANY.

l)	RMH means RMH Teleservices, Inc.

m)	TSR means a telephone service representative employed by RMH.

n)	Two Tier means a telemarketing sales call marketing an insurance product where an initial Contact is made by a nonlicensed TSR who presents the benefits and features of a product and the call is then transferred to an LSA who makes the sales and enrolls the Decision Maker. The role of both the TSR and LSA during a given Contact shall be fully outlined in the applicable COMPANY approved telemarketing script.

ARTICLE II – TERM OF AGREEMENT

a)	The initial term of this Agreement is for a period of sixty-three (63) months, commencing as of the Effective Date, and ending on May, 31, 2006. This Agreement can, thereafter, be renewed on a month to month basis, unless one party gives prior written notice of termination to the other party thirty (30) days in advance of the termination date. Notwithstanding the foregoing, if after the initial twenty-seven (27) month period during which this Agreement is in effect, the COMPANY, at its sole discretion and for any reason:

	(i)	is dissatisfied with this Agreement or with RMH’s performance under this Agreement, or

	(ii)	finds this Agreement to be inconsistent with or contrary to its business objectives, then the COMPANY shall be entitled to terminate this Agreement effective on the expiration of said initial twenty-seven (27) month period by providing RMH with thirty (30) days prior written notice.

b)	In the event RMH terminates this Agreement prior to the expiration of the initial term of this Agreement, RMH shall pay to COMPANY an amount equal to [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT].

c)

Notwithstanding a) and b) above, this Agreement can be terminated by COMPANY immediately upon written notice to RMH by COMPANY of any of the following: (i) for any uncured material breach of this Agreement by RMH, provided that the basis of any such breach has been set forth in writing and provided to RMH, and RMH has failed to cure any such breach within ten (10) days of the date of such written notification; (ii) immediately upon written notice to RMH from COMPANY if, in the COMPANY’S opinion, there is a material change in the financial condition of RMH or RMH’s insolvency, receivership, or voluntary or involuntary bankruptcy, or other event which substantially affects the solvency of RMH, or if any material part of RMH’s property is or becomes subject to any levy, seizure, assignment, or sale from or by any creditor of RMH; or (iii) there is a change in the control in the ownership of RMH. In the event COMPANY terminates this Agreement as a result of any of items (c), (i) (ii) or (iii) above, it shall have no further obligations under this Agreement, financial or otherwise.

d)	This Agreement can be terminated by COMPANY in accordance with the provisions of Article VII, item b) below.

e)	Upon termination or expiration of the term of this Agreement, RMH shall return all property, which belongs to COMPANY within ten (10) days of such termination date. It is understood and agreed that upon termination of this Agreement, all digitally recorded sales enrollments shall become the property of the COMPANY and shall be transferred by RMH to COMPANY within this ten (10) day timeframe, or as otherwise agreed by the parties.

f)	Failure to terminate this Agreement, as provided either herein or in Article VII, shall not constitute a waiver of the right to terminate in the future on the same basis.

ARTICLE III – COMPANY PRODUCTS

            COMPANY and RMH agree that, upon request of COMPANY, RMH shall provide telemarketing services to COMPANY for life and accident and health insurance products to be underwritten by COMPANY or any one of its affiliates or non–insurance products marketed through one of COMPANY’S affiliates. Both parties acknowledge that for planning purposes for COMPANY’s marketing Campaigns, COMPANY shall provide to RMH a schedule of which products will be marketed via telemarketing by RMH on behalf of COMPANY. Such schedule shall be set forth in writing.

ARTICLE IV – RMH’S DUTIES AND RESPONSIBILITIES

a)	RMH shall provide telemarketing services on behalf of COMPANY in accordance with the provisions and procedures outlined in Exhibits A and C attached hereto and incorporated herein in order for RMH to achieve the objectives of the arrangement between RMH and COMPANY.

b)

RMH shall manage, direct, and hire all telemarketing personnel assigned to COMPANY’s Campaigns, including responsibility for all salaries, wages, and benefits of said employees. RMH shall also designate an account representative who will be responsible for interacting with the COMPANY representative and supervising compliance with COMPANY’s policies and procedures relative to the Principles of Ethical Market Conduct, as set forth herein in Exhibit B attached hereto. RMH shall be responsible for training all TSRs and LSAs assigned to COMPANY’s Campaigns.

c)	RMH shall develop training resources and a training and certification program for all TSRs and LSAs. Said training program must be expressly reviewed and approved by COMPANY with respect to each COMPANY product being marketed. Said approval of each respective training and certification program by COMPANY must be given in writing by an authorized representative of COMPANY prior to RMH’s training of the TSRs and/or LSAs on the applicable COMPANY product. RMH agrees that once it trains its TSRs and LSAs that it will require all such individuals to undergo refresher training on a quarterly basis (with appropriate documentation and testing documents available for review) and shall require recertification testing on an annual basis for all TSRs and LSAs to ensure compliance with the training and certification process. COMPANY shall have the right to monitor any training program conducted by RMH.

d)	RMH shall provide all necessary facilities, telephone equipment, and proper administrative, supervisory, and clerical support personnel in furtherance of this Agreement. RMH agrees that the TSR/LSA to supervisor ratio shall be no greater than [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT].

e)

RMH agrees and warrants that all telemarketing activities undertaken by its TSRs and/or LSAs will strictly adhere to the scripts which have been reviewed and approved, in writing, by the COMPANY and that all telemarketing activity shall be in accordance with the Quality Standards as set forth in Article XI; the Principles of Ethical Market Conduct as set forth herein in Exhibit B; and all applicable federal, state, and local laws and regulations governing insurance and telemarketing calls. The failure of RMH to meet the terms of this provision shall automatically be deemed to be a material breach and subject to the termination provisions set forth in Article II, item c).

f)	RMH shall provide COMPANY with reports in the style and format described in Exhibit A. Said reports shall be provided by RMH to COMPANY in a timely manner.

ARTICLE V – DUTIES AND RESPONSIBILITIES OF COMPANY

a)	COMPANY shall provide RMH with Names at the respective annual Minimum Volume commitment in accordance with all of the provisions of Articles VI and VII.

b)	Names, Campaign descriptions, start/end dates, scripts, Campaign goals, key codes, specifications, system edits, etc. will be provided to RMH prior to Campaign startup. Data transmissions will be governed by existing processes described in the Lead Management System set forth in the Lead Management System Manual provided by COMPANY to RMH and through other formal communications from time to time.

c)	COMPANY will provide basic training materials and reference guides with appropriate product information for all products sold on behalf of COMPANY by RMH.

e)	COMPANY will provide access to COMPANY supplied databases (i.e. Cognos Digital Reporting Tool and Quality Database) for purposes of data analysis, reconciliation and data input.

ARTICLE VI – ANNUAL MINIMUM VOLUME COMMITMENT

a)	COMPANY shall provide the Names required for telemarketing services. COMPANY agrees to provide RMH with a minimum of (i) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Names covering the period [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]; and (ii) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Names, covering the period of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT], hereinafter collectively referred to as the Minimum Volume commitment. It is agreed that the COMPANY will only provide the Names at the prescribed levels for the [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] period provided that, on or before [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT], the COMPANY has determined that on [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT], RMH has the ability and the capacity to assume [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the Names to be supplied during [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]. In the event the COMPANY on [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] determines that RMH does not have the ability or capacity to assume [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the Names to be supplied during [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT], then the parties shall agree, in writing, to a lower volume of Names.

b)	Thirty (30) days prior to each January 1 thereafter, and for as long as the Agreement remains in effect, the COMPANY shall forward to RMH the

Minimum Volume commitment for the following calendar year. The Minimum Volume commitment shall be determined by the COMPANY and shall be at least [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the Minimum Volume commitment for the prior calendar year, unless the parties agree, in writing, to a lower number of Names. The compensation payable to RMH shall remain at the levels set forth in Exhibit D (or less should the parties mutually agree) provided the Minimum Volume commitment does not reduce by more than [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] from the Minimum Volume commitment during the immediately preceding calendar year.

c)	If at the end of any calendar year period, the volume of Names provided by COMPANY to RMH is less than [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the agreed upon Minimum Volume, COMPANY shall pay RMH for the Names representing the deficit between: (I) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]; and (ii) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the Minimum Volume commitment that were not delivered. Said payment by COMPANY to RMH shall be equal to [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT], as determined through the COMPANY’s normal accounting practices, for said calendar year period based on the Grid attached to Exhibit D.

d)

If at the end of any calendar year period, the number of Names provided by COMPANY to RMH is at least [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the Minimum Volume, any deficit in Names during said calendar year period shall be carried over to the immediately following calendar year period.

e)	With respect to items a), b) and c) above, if RMH lacks the ability or capacity to handle the Minimum Volume and, as a result, rejects any Names provided by COMPANY to RMH, said Names shall be considered to have been received by RMH for purposes of calculating the Minimum Volume during any calendar year period.

ARTICLE VII – TERMINATION OF MINIMUM VOLUME COMMITMENT

a)	The Minimum Volume commitment set forth in Article VI above shall not be applicable upon the occurrence of any one of the following events:

            (i)   If during any three (3) month period, RMH fails to achieve at least a [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Penetration on JCP Files and a [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Penetration on nonJCPfiles. Calculation of this figure shall be based upon the aggregate totals (i.e., total contacts divided by total Names) of all Campaigns during said three (3) month period. Or

            (ii)   If RMH’s performance on sales per contact falls below [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of the goal during a [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] period. Calculation of this figure shall be based upon the aggregate totals (i.e., total actual sales divided by total expected sales) of all Campaigns during the applicable three (3) month period. OR

            (iii)   If RMH fails to meet any of the Quality Standards set forth in Article XI during a three (3) month period.

b)

Upon the occurrence of any of the events set forth in item a) of this Article, RMH shall be provided with written notice by COMPANY and shall be required to submit its proposed corrective actions to the COMPANY within forty-eight (48) hours of its receipt of COMPANY’s written notice. If after a thirty (30) day period, commencing on the date that RMH submits its proposed corrective actions to COMPANY, RMH meets all of the requirements set forth in item a) of this Article, the Minimum Volume commitment set forth in Article VI above shall remain in effect. If after said thirty (30) day period, RMH does not meet the requirements set forth in item a) of this Article, this Agreement shall be continued on a month to month basis and the Minimum Volume commitment set forth in Article IV shall not be in effect. The Minimum Volume commitment shall continue to be of no effect unless during a subsequent thirty (30) day period, RMH meets the requirements set forth in item a) of this Article. Should this occur, the Minimum Volume commitment shall resume on a pro rata basis. If after three (3) consecutive months RMH is unable to meet the requirements set forth in item a) of this Article, the COMPANY shall have the option to terminate this Agreement by providing RMH with thirty (30) days’ advance written notice.

c)	The Minimum Volume commitment set forth in Article VI above shall be considered to be of no effect upon the occurrence of the following: (i) a change in any state or federal law or regulation which would prevent the COMPANY from providing Names to the RMH; and/or (ii) the COMPANY is prevented, by an act of God, explosion, weather conditions, earthquake, fire, war or threat of war, sabotage, rioting, act of terrorism, or civil disturbance. In the event the COMPANY is prevented from providing the Names due to the occurrence of (i) or (ii) above, and so notifies RMH within fifteen (15) days of the occurrence of said event, the parties agree to recalculate the Minimum Volume based upon the given event taking place.

ARTICLE VIII - SCRIPTS/EQUIPMENT

            The COMPANY shall provide to RMH the telemarketing scripts for each insurance and noninsurance product subject to the telemarketing Campaign. All telemarketing scripts utilized in connection with a COMPANY marketing Campaign are the sole property of COMPANY. It is understood and agreed that the RMH shall not utilize any telemarketing script in connection with any COMPANY marketing Campaign that has not been expressly approved by COMPANY, in writing, prior to the telemarketing effort. In addition, no such script can be amended or altered by RMH without the express written approval of an authorized representative of COMPANY.

ARTICLE IX - LICENSING

a)	All sales of COMPANY’s insurance products made in connection with this Agreement shall be made on a Two Tier or Modified Two Tier basis, as prescribed by the COMPANY at the time that this Agreement is executed. As of the Effective Date of this Agreement, [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of all calls made in connection with COMPANY’S insurance business are Modified Two Tier, with the remaining insurance calls being Two Tier. It is agreed by the parties that as of the Effective Date of this Agreement, RMH shall be responsible for ensuring that it has an adequate number of LSAs to handle the call volumes contemplated under this Agreement.

b)	RMH shall be responsible for ensuring that all sales of COMPANY’s insurance products are done in accordance with the COMPANY approved script and that all sales are made by properly licensed and appointed LSAs in accordance with said script. It is agreed that all sales of insurance products shall be made by LSAs who are licensed and appointed by the COMPANY (or, if applicable, COMPANY’s affiliate) in their resident state and in the jurisdiction in which the sale is made.

c)	RMH shall pay for the required educational training and the obtaining of all necessary state life and health insurance resident and non-resident agent licenses for all LSAs.

d)	RMH shall be responsible for the payment of any fees necessary for the appointment of LSAs by COMPANY. COMPANY shall be responsible for any appointment fees necessary to pay for any appointments of LSAs with any additional insurance carriers affiliated with COMPANY.

e)	In the event there is a change in the laws or regulations or in the regulatory position of any jurisdiction and/or applicable regulatory body which would require an increase in the usage of the Modified Two Tier approach by twenty per cent (20%) or more during any three (3) month period, or if COMPANY elects to change its call procedures to a Modified Two Tier approach, the parties agree to negotiate an increase/decrease in the applicable lead fee. In the event the parties cannot agree to an alternative fee, a fee will be set through arbitration, as is set forth in Article XIV.

f)	RMH shall be responsible for maintaining any insurance agency license required of RMH by RMH’S state of residency, whether as a corporation, partnership or other business organization or entity, and RMH shall maintain nonresident licenses in other states as required by law or as specified by the COMPANY.

ARTICLE X - COMPENSATION TO RMH

            RMH shall be compensated by COMPANY as set forth in Exhibit D, which is attached hereto. The persons who make the telephone calls to consumers shall be compensated directly by RMH and shall receive no payment or compensation whatsoever from COMPANY.

ARTICLE XI - RMH’S QUALITY STANDARDS

a)	RMH must maintain a minimum quality score of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] on a monthly basis for any [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] period being measured. The calculation shall be based upon the quality standards/documentation provided to RMH by COMPANY. RMH shall be considered to have met its goal (hereinafter referred to as “Goal Attainment”) if [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of all TSRs monitored by COMPANY’s Quality Assurance Unit have scored a minimum of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] points or [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] during the [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] period in which monitoring has taken place.

b)	RMH shall monitor all TSRs and all LSAs as prescribed in Exhibit E. RMH shall input such monitoring scores in the database system provided by COMPANY. RMH agrees to work with COMPANY to develop a mutually agreed upon disciplinary system for TSRs and LSAs and RMH further agrees to follow said disciplinary system in all instances and under all circumstances.

c)

RMH shall digitally record enrollments of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of all sales made by its TSRs (noninsurance products) and/or LSAs (insurance products) and shall maintain copies of all said digital sales indefinitely. RMH shall develop a means of retrieval of all enrollments and shall be in a position to provide to COMPANY a recording of any enrollment which occurs while this Agreement is in effect within

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] hours for urgent or expedited requests and within [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] for routine or nonurgent requests.

d)	RMH shall provide COMPANY with monitoring capabilities for both voice and data for all sites calling on behalf of COMPANY. The COMPANY shall have the right, as often as it desires, to monitor, without RMH’s knowledge (blind monitoring) the calls being performed by RMH on behalf of COMPANY. RMH, at its own expense, shall install in its offices appropriate equipment and provide reasonable facilities so that COMPANY or its designees may monitor RMH presentations and data entry (Shadow Monitoring) from the offices of RMH and for other locations.

e)	RMH shall provide on-line scripting utilizing only telephone sales scripts expressly reviewed and approved by at all sites calling on behalf of COMPANY.

f)

RMH shall provide a Quality Control Program on all calls relating to this Agreement. The term Quality Control Program, as used herein, means the process where a member of RMH’s staff monitors/listens to [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] of all digitally recorded sales on insurance and non-insurance products for the purpose of ensuring compliance with the “Quality Sales and Bounced Sales Guidelines” provided by the COMPANY.

g)	RMH agrees to adhere to all of the terms, conditions and provisions of the Quality Assurance Guidelines Exhibit, which is attached hereto as Exhibit E.

h)	RMH must provide an Agent Verification Pool to enable COMPANY to monitor LSAs exclusively. The parties agree that once this requirement is implemented, they shall revisit the Quality Control Program set forth in item f) of this Article and that this could result in the lowering of the requirements set forth in said item f) since COMPANY will have the ability to monitor live sales of its insurance coverages.

ARTICLE XII - CONFIDENTIALITY

            RMH, and RMH’s directors, officers, employees, and representatives agree and recognize that all Names provided to RMH by COMPANY are to be held in strict confidence. RMH, or any of RMH’s directors, officers, employees, and representatives will not, directly or indirectly, copy, lend, rent, trade, give away, duplicate, pledge or sell the customers’ names, address and/or telephone numbers to any third party, as all such material is deemed “Confidential Information.” Further, RMH agrees to adhere to any state or federal privacy statutes or regulations applicable to the aforementioned information. RMH also agrees not to disclose to or make available to any third party, in any format, the telemarketing concept to be employed hereunder, telemarketing scripts, software programs, reports, results, and literature. This provision survives the termination of this Agreement, regardless of the basis for such termination. RMH shall take such measures to prevent its directors, officers, employees, and representatives from using any Confidential Information, other than for the intended benefit of COMPANY.

            RMH acknowledges that, in the course of performance of consulting services pursuant to this Agreement, COMPANY will provide RMH with, or access to, memoranda, files, records, and such other proprietary information and property, systems and financial information (collectively the “Proprietary Property”) as is necessary or desirable to assist RMH in the performance of its duties hereunder. RMH acknowledges that the Proprietary Property and all information and other data developed by RMH in connection with its duties hereunder, including any copyrights, creations, and properties (also, hereafter inclusive in the term “Proprietary Property”) is the sole and exclusive property of COMPANY and is not available to the public at large or other persons engaged in any business which are the same as or similar to any business of COMPANY. Such terms of the aforementioned confidentiality provisions apply to the Proprietary Property. RMH shall have no right, title, or interest of any kind or nature in the Proprietary Property or any proceeds thereof, and upon request of COMPANY, RMH shall execute such documents as COMPANY may reasonably request to more effectively convey and vest in COMPANY and its affiliated companies all rights, title, and interest in and to such of the Proprietary Property as may be developed by RMH.

            RMH shall not, without first receiving express written permission from the COMPANY, to use, in any manner, any name, trademark or logo of the COMPANY or any of the COMPANY’s affiliates nor shall RMH be permitted in any manner to advertise, publish or use as reference the fact that RMH has contracted to furnish COMPANY (or any of its affiliates) the services provided herein. It is understood and agreed that this Agreement is confidential and

RMH shall not disclose the details hereof to any third party except to the extent required in the performance hereof.

            Upon termination of this Agreement, it is agreed that RMH will return all Confidential Information to COMPANY within five (5) days of termination.

ARTICLE XIII - INDEMNIFICATION

            Each party hereto agrees to indemnify and hold harmless the other party hereto and its affiliates, and their officers, agents and employees from and against any and all losses, claims, demands, liabilities, costs, fines, penalties, forfeitures, assessments, damages, and expenses (including attorneys’ fees and any punitive or extra-contractual damages) or other liabilities resulting or arising from or involving any of the following:

(a)	the violation of any law, regulation, or other legal mandate, by any party hereto or its officers, directors, employees, subcontractors, agents or representatives or its affiliates, and their officers, directors, employees, subcontractors, agents or representatives; or

(b)

the breach by any party, or its officers, directors, employees, subcontractors, agents or representatives or its affiliates, and their officers, directors, employees, subcontractors, agents or representatives of any covenant, condition, warranty, or representation contained in this Agreement; or

(c)	or any other acts or omissions of either party, its officers, directors, employees, subcontractors, agents or representatives or its affiliates, and their officers, directors, employees, subcontractors, agents or representatives in connection with this Agreement, whether negligent, intentional, or otherwise, including, but not limited to, the failure to satisfy any of the duties as required under this Agreement.

            The provisions under this Article shall survive the termination of this Agreement.

ARTICLE XIV - ARBITRATION PROVISION

a)	Any dispute or difference arising out of or relating to this Agreement shall be referred to an arbitration panel consisting of two party-appointed arbitrators, and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

b)

Each party shall choose an arbitrator and the two so appointed shall then appoint an umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after a request by the other to do so, the other party may appoint both arbitrators. The two arbitrators shall then agree on the umpire within thirty days of their appointment. The arbitrators and umpire shall be active or former officers of insurance companies and disinterested in the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a party.

c)	The arbitration hearings shall be held in Baltimore, Maryland or another location if mutually agreed. Each party shall submit its case to the arbitration panel within sixty (60) days of the appointment of the umpire or within such longer periods as may be agreed by the parties or directed by the arbitration panel.

d)

The arbitration panel shall have the power to determine all procedural rules for the arbitration, including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitration panel may receive and act upon evidence, whether oral or written, strictly admissible or not, as it shall in its discretion think fit. The arbitration panel shall not be obliged to follow judicial formalities or the rules of evidence, may abstain from following the strict rules of law, and shall make its decision giving due consideration to the custom and practice of the insurance and reinsurance business. The decision of the majority of the arbitration panel shall be final and binding on both parties. Judgment upon the award rendered may be entered in any court having jurisdiction.

e)	Each party shall pay the fees and expenses of its own arbitrator. The parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. The arbitration panel shall not have the power to award extracontractual or punitive damages. The panel shall have the power to award reasonable attorneys’ fees to either party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.

ARTICLE XV - MISCELLANEOUS PROVISIONS

a)	RMH covenants that it shall not contract for any goods and services or the rental or lease of equipment in the name of COMPANY, unless COMPANY has explicitly authorized RMH to do so in writing.

b)

This Agreement represents the full and complete understanding of the parties. It supersedes all prior oral or written understandings, agreements, and negotiations about the subject of this Agreement. No provisions or agreements made after execution of this Agreement are binding, unless in writing and signed by all the parties. This Agreement cannot be amended, changed, or altered without the express written agreement of each of the parties hereto.

c)	Nothing within the terms of this Agreement creates a joint venture, partnership, or association between the parties, nor constitutes an employment relationship between the parties, as RMH is an independent contractor.

d)	RMH shall maintain at all times during the term of this Agreement insurance coverage including, but not limited to, errors and omissions coverage, comprehensive general liability insurance and workers’ compensation insurance with aggregate and per occurrence limits no lower than [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]. Such insurance shall cover all claims arising during the term of this Agreement whether or not brought during such term and shall name COMPANY as an additionally insured party. RMH shall furnish to COMPANY upon request, certificates of such insurance. Any such insurance policy may not be changed or cancelled without thirty (30) days prior written notice to COMPANY. RMH will also require the applicable insurance carrier to provide notice to RMH, in writing, ten days prior to termination of any such coverage.

e)	While this Agreement is in effect and for a period of one (1) year after the termination of this Agreement neither RMH nor COMPANY will employ an employee or former employee of the other, unless such employee or individual has been separated from the other’s employment for at least one (1) year or unless the parties agree otherwise.

f)	RMH shall forward all insurance department complaints and consumer complaints and/or grievances to COMPANY’s General Counsel in Plano, Texas within twenty-four (24) hours of receipt by RMH. In addition, RMH shall provide at the same time or immediately thereafter all information from its records which will assist COMPANY in its response.

g)	All lawsuits and litigation-related correspondence naming the COMPANY as a Defendant and/or relating to COMPANY’s products or the sale of COMPANY’S products shall be forwarded to COMPANY’s General Counsel in Plano, Texas within twenty-four (24) hours of receipt by RMH as COMPANY shall be responsible for overseeing the handling of all lawsuits and the litigation-related correspondence relating to its products.

h)	Any notice given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the date the same is:

i)	Personally delivered to the party to be notified, with receipt acknowledged, or

ii)	Mailed, postage prepaid, registered with return receipt requested, to the address as shown on the signature page, or at such other address as a party may from time to time designate in writing.

  Notice shall be sent to the parties at the following addresses set forth below or such other addresses as the parties shall designate in writing from time-to-time:

If to:	RMH Corporation

If to:	J. C. Penney Life Insurance Company
2700 West Plano Parkway
Plano, TX 75075
Attn.: General Counsel

i)	The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

j)

RMH shall not assign its rights or delegate the performance of its obligations hereunder without the prior written consent of COMPANY, except that COMPANY may assign this Agreement to one or more of its successors in interest, subsidiaries, or affiliates. Subject to the provisions of the preceding sentence, all other terms of this Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors, and assigns.

k)	The covenants and other provisions of this Agreement shall survive the termination of this Agreement except to the extent that such covenants and provisions expressly or by implication are not intended to survive.

l)	RMH grants to COMPANY and its representatives the right to visit RMH’s premises to audit the books and records of RMH, as they relate to the terms and conditions of this Agreement. Said audits shall include, but not be limited to, a review of the following:
i)	TSR/LSA to supervisor ratios;

ii)	RMH’s enhancement/training/monitoring records of TSRs or Campaigns;

iii)	recorded enrollments;

iv)	statistical reports confirming work performed;

v)	RMH’s telephone records and other supporting information and records.

m)

Each party warrants and represents that i) it has the full right and authority to enter into and perform its responsibilities pursuant to this Agreement; ii) in performing its obligations under this Agreement, RMH will remain in compliance with all applicable laws and regulations and will not infringe or violate any rights of any third parties. The foregoing warranties shall survive any termination of this Agreement.

n)	This Agreement shall be construed in accordance with and governed by the law of the State of Maryland.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WITNESS:	RMH TELESERVICES, INC.
By:

WITNESS:	J. C. PENNEY LIFE INSURANCE COMPANY
By:

Brian A. Smith

EXHIBIT A

PERFORMANCE REQUIREMENTS OF TELEMARKETING SERVICES

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]

EXHIBIT B

       The parties agree that the following Principles of Ethical Market Conduct will govern the respective performances of RMH hereunder in all matters affecting the sale of individually sold life products (this includes group policies marketed and sold individually):

1.	To conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.

2.	To provide competent and customer-focused sales and service.

3.	To engage in active and fair competition.

4.	To provide advertising and sales materials that are clear as to purpose and honest and fair as to conduct.

5.	To provide for fair and expeditious handling of customer complaints and disputes.

6.	To maintain a system of supervision and review that is reasonably designed to achieve compliance with these Principles of Ethical Market Conduct.

EXHIBIT C

Service Standards

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]

EXHIBIT “D”

COMPENSATION

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]

3

EXHIBIT “E”

QUALITY ASSURANCE GUIDELINES EXHIBIT

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]